Exhibit 5.1

Squire, Sanders & Dempsey L.L.P.

14th Floor
8000 Towers Crescent Drive
Tysons Corner, Virginia 22182-2700

January 31, 2007

Board of Directors

ATS Corporation

7915 Jones Branch Drive

McLean, VA  22102

Gentlemen:

We have acted as counsel for ATS Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of Post-Effective Amendment No. 1 on Form S-3 to Form S-1 Registration Statement (the “Post-Effective Amendment”) with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), covering up to 42,000,000 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”) issuable upon exercise of the Warrants included in the Units both as defined in and covered by the Form S-1 Registration Statement being amended by the Post-Effective Amendment on Form S-3.

We have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware, its By-Laws as presently in effect, and minutes and other instruments evidencing actions taken by its directors, the Post-Effective Amendment and exhibits thereto, and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents ATS Corporation submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to the opinions set forth below, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.  Insofar as this opinion relates to Common Stock to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

Based upon the foregoing, we are of the opinion that:

When the Post-Effective Amendment has become effective under the Act, the unissued shares of Common Stock issuable upon exercise of the Warrants, when issued by the Company in accordance with and in the manner described by the prospectus contained in the Post-Effective Amendment, will be duly authorized, validly issued, fully paid and non assessable.

Our opinions herein are based solely upon the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Common Stock).  Any such opinions are based upon our reasonable familiarity with the Delaware General Corporation Law of the State of Delaware as a result of our reading of standard published compilations of such laws and annotations thereto.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Post-Effective Amendment, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.  This opinion is given as of the effective date of the Post-Effective Amendment, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.